UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2010

POINT BLANK SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13112	11-3129361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2102 SW 2nd Street, Pompano Beach, Florida		33069
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 630-0900

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 10, 2010, the United States Bankruptcy Court for the District of Delaware approved the creation of a performance-based, key employee incentive plan (the “Incentive Plan”) that will provide incentive payments up to an aggregate amount of $381,450 to certain employees (“Eligible Employees”) of Point Blank Solutions, Inc. (the “Company”).  Certain Eligible Employees will receive their respective payments in the event that substantially all of the Company’s assets are sold or the Company is restructured on or before March 31, 2011.  The remaining Eligible Employees will receive their respective payments only in the event that substantially all of the Company’s assets are sold on or before March 31, 2011, except that such payments will be reduced or eliminated in their entirety if the gross proceeds of the sale do not exceed certain threshold amounts (“Insider Eligible Employees”).  Additionally, each Eligible Employee must be employed by the Company at the time of the satisfaction of the applicable performance condition to be eligible to receive payments under the Incentive Plan.

Michelle Doery, the Company’s Chief Financial Officer, is an Insider Eligible Employee and is entitled to receive a maximum of $23,000 under the Incentive Plan.

In connection with their participation in the Incentive Plan, all Eligible Employees agreed to release the Company and its affiliated chapter 11 debtors and debtors in possession, and all of their present or former directors, shareholders, officers, agents, financial advisors, attorneys, employees, partners, affiliates and representatives (the “Releasees”) and the property of the Releasees from any and all claims and causes of action in connection with their employment of the Eligible Employees, except that such release will not affect claims for indemnification that arise from an employee’s status as an officer or director of the Releasees pursuant to applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POINT BLANK SOLUTIONS, INC.

Dated: June 14, 2010	By:	/s/ Michelle Doery
	Name:	Michelle Doery
	Title:	Chief Financial Officer